Exhibit 99.1

Contact:

Shelley Boxer, V.P. Finance

MSC Industrial Direct Co., Inc.

(516) 812-1216

Investor Relations: Eric Boyriven/Lindsay Hatton
Press: Scot Hoffman

Financial Dynamics

(212) 850-5600

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL DIRECT CO., INC. REPORTS

FISCAL 2004 SECOND QUARTER RESULTS

- -Revenues increased 10.0% to $230.5 million - -

- - Operating income and net income rise 49.9% and 45.4.%, respectively - -

Melville, NY, April 1, 2003 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC,” one of the premier distributors of MRO supplies to industrial customers throughout the United States, today reported financial results for its second fiscal quarter ended February 28, 2004.

Net sales for the second quarter of fiscal 2004 increased 10.0% to $230.5 million, compared to net sales of $209.6 million in the second quarter of fiscal 2003.  In the first quarter of fiscal 2004, the Company reported a net sales growth rate of 5.7% over the same period in fiscal 2003.  Net income for the fiscal 2004 second quarter was $18.5 million, 45.4% higher than fiscal 2003’s second quarter net income of $12.8 million. Fully diluted E.P.S. was $0.27 per diluted share, 42.1% higher than the $0.19 per diluted share earned in the same period last year.

For the first half of fiscal 2004, the Company’s net sales rose 7.8% to $453.3 million, compared to net sales of $420.3 million a year ago.  Net income in the fiscal 2004 six-month period was $35.0 million, or $0.51 per diluted share, compared to $25.2 million, or $0.37 per diluted share, in the year ago period, an increase of 37.8%.

“MSC Industrial Direct has continued to benefit from the ongoing gradual improvement of the overall economy and our exceptional operational execution,” said Mitchell Jacobson, Chairman & Chief Executive Officer.  “Our growth came from both external and internal sources, as we continued to gain share and win new customers and also saw improved order activity from within our current client base.  The scalability of our model and our focus on cost control allowed us to convert 48% of these incremental revenues into operating income.  This contributed to a 50% increase in operating income and an operating margin of 13.0%, up significantly from the 9.5% operating margin reported a year ago and a sequential improvement over the first quarter of this year.  The net result was a net income increase of over 45% on a revenue increase of 10%, proving once again the leverage inherent in our business.”

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MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2004 SECOND QUARTER RESULTS

“Our second quarter results reflect solid performance across all aspects of our business,” commented David Sandler, President & Chief Operating Officer.  “We continued to execute on our diversification strategy during the quarter, and saw sales to the non-manufacturing sector increase 12% during the quarter, while sales to the manufacturing sector also rose a solid 9%, continuing the positive trend seen in the first quarter.  We were also very pleased with our e-commerce programs, which continued their strong growth in the second quarter.”

Mr. Jacobson concluded, “As we look ahead, we feel we’ve never been better positioned for the future.  However, while we are confident in our ability to execute, gain share and grow in all of our markets, we continue to approach the marketplace with cautious optimism.  Although there are indications that conditions are improving, our industrial customers continue to defer significant commitments to capital investments or staffing, and remain under significant cost pressures.  Foreign competition and margin pressures are also a concern.  In addition, while we remain committed to our goal of converting 25% of incremental revenues into operating income, we continue to implement staffing plans to support all areas of our strongly growing business, which will reduce the contribution margins realized on incremental revenues in the second half of the year from those seen in the first half.  Based on these factors, we currently expect revenues for the third quarter of fiscal 2004 to be between $248 million and $255 million, and diluted earnings per share for the period to be between $0.29 and $0.31.”

The management of MSC will host a conference call today at 11:00 a.m. Eastern Time to review the second quarter of fiscal 2004 results and to comment on current operations.  The call may be accessed via the Internet at: http://www.mscdirect.com

MSC Industrial Direct (NYSE: MSM) is one of the premier distributors of MRO supplies to industrial customers throughout the United States.  MSC distributes more than 500,000 industrial products from more than 2,500 suppliers to approximately 345,000 customers.  In-stock availability is approximately 99% and standard ground delivery is next day to 80% of the industrial United States.  MSC reaches its customers through a combination of more than 30 million direct-mail catalogs and CD-ROMs, approximately 90 branch sales offices, more than 400 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals.  For more information, visit the Company’s Web site at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities exchange Act of 1934, as amended.  Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material.  Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, changing market conditions, competitive and regulatory matters, general economic conditions in the markets in which the Company operates, risk of cancellation or rescheduling of orders, work stoppages at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, availability of suitable acquisition opportunities, and various other risk factors listed from time to time in the Company’s SEC reports.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Balance Sheets

(In thousands)

	February 28, 2004	August 30, 2003
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$42,049	$114,294
Available-for-sale securities	2,947	—
Accounts receivable, net of allowance for doubtful accounts	115,485	93,598
Inventories	208,391	201,602
Prepaid expenses and other current assets	12,183	12,039
Deferred income taxes	10,121	11,051
Total current assets	391,176	432,584

Available-for-sale securities	91,830	—
Property, Plant and Equipment, net	104,834	106,935
Goodwill	63,202	63,202
Other assets	10,899	16,249
Total Assets	$661,941	$618,970

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$37,524	$30,069
Accrued liabilities	36,687	48,406
Current portion of long-term notes payable	149	169
Total current liabilities	74,360	78,644
Long-term notes payable	1,061	1,132
Deferred income tax liability	28,885	28,839
Total liabilities	104,306	108,615
Shareholders’ Equity:
Preferred Stock	—	—
Class A common stock	48	39
Class B common stock	25	32
Additional paid-in capital	283,226	261,849
Retained earnings	357,881	331,568
Class A treasury stock, at cost	(82,400)	(83,133)
Deferred Stock Compensation	(1,145)	—
Total shareholders’ equity	557,635	510,355
Total Liabilities and Shareholders’ Equity	$661,941	$618,970

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	February 28, 2004	March 1, 2003	February 28, 2004	March 1, 2003
Net sales	$230,537	$209,633	$453,298	$420,325

Cost of goods sold	126,258	114,671	248,759	230,846

Gross profit	104,279	94,962	204,539	189,479

Operating expenses	74,277	74,944	147,646	149,091

Income from operations	30,002	20,018	56,893	40,388

Other Income:

Interest income, net	468	196	760	445

Other income, net	178	37	228	47

Total other income	646	233	988	492

Income before provision for income taxes	30,648	20,251	57,881	40,880

Provision for income taxes	12,106	7,499	22,863	15,647

Net income	18,542	$12,752	$35,018	$25,233

Per Share Information:
Net income per common share:

Basic	$.28	$0.19	$.53	$0.38

Diluted	$.27	$0.19	$.51	$0.37

Weighted average shares used in computing net income per common share

Basic	66,918	66,532	66,454	66,525

Diluted	69,573	68,117	68,955	67,358

MSC INDUSTRIAL DIRECT CO., INC.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Twenty-Six Weeks Ended
	February 28, 2004	March 1, 2003
Cash Flows from Operating Activities:

Net income	$35,018	$25,233
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization expense	6,157	7,674
Amortization of deferred stock compensation	32
Provision for doubtful accounts	1,114	857
Deferred income taxes	976	1,917
Stock option income tax benefit	1,580	630

Changes in operating assets and liabilities:
Accounts receivable	(23,001)	(6,048)
Inventories	(6,789)	(10,201)
Prepaid expenses and other current assets	(144)	(868)
Other assets	5,350	4,725
Accounts payable and accrued liabilities	(4,264)	(4,996)

Total adjustments	(18,989)	(6,310)

Net cash provided by operating activities	16,029	18,923

Cash Flows from Investing Activities:
Proceeds from sales of investments in available-for-sale securities	15,863	—
Purchases of investments in available-for-sale securities	(110,640)	—
Purchases of property, plant and equipment	(4,056)	(3,849)

Net cash used in investing activities	(98,833)	(3,849)

Cash Flows from Financing Activities:
Purchases of treasury stock	—	(2,958)
Payment of cash dividend	(8,671)	—
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	699	640
Proceeds from exercise of Class A common stock options	18,622	1,256
Repayments of notes payable	(91)	(102)

Net cash provided by (used in) financing activities	10,559	(1,164)

Net (decrease) increase in cash and cash equivalents	(72,245)	13,910

Cash and cash equivalents - beginning of period	114,294	59,978

Cash and cash equivalents - end of period	$42,049	$73,888

Supplemental Disclosure of Cash Flow Information:

Cash paid for interest	$9	$22

Cash paid for income taxes	$21,032	$15,549